Filed Pursuant to Rule 424(b)(3)
Registration No. 333-216286

The information in this preliminary Pricing Supplement is not complete and may be changed. This preliminary Pricing Supplement and the accompanying Prospectus Supplement and Prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June 1, 2018 Preliminary Pricing Supplement dated (To Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes (Structured Notes)

$                           Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

•                  The Notes are linked to a basket of 10 common equity securities (each, a “Reference Share” and together, the “Basket”) of entities engaged in the housing industry that are not affiliated with us (each, a “Reference Share Issuer”).

•                  The Reference Shares, which were selected by Raymond James & Associates, Inc. (“Raymond James”), are: American Homes 4 Rent (“AMH”); Beacon Roofing Supply, Inc. (“BECN”); D.R. Horton, Inc. (“DHI”); Foundation Building Materials, Inc. (“FBM”); The Home Depot, Inc. (“HD”); Invitation Homes Inc. (“INVH”); Lennar Corporation (“LEN”); Lowe’s Companies, Inc. (“LOW”); Mohawk Industries, Inc. (“MHK”); and Toll Brothers, Inc. (“TOL”).

•                  The Participation Rate is 97.35%. You may lose all or a portion of the principal amount of your Notes at maturity if the value of the Basket does not increase by at least 2.73%, as described in more detail below.

•                  The Notes may pay interest on the quarterly Interest Payment Dates. The amount of any interest to be paid on the Notes will not be fixed, and will depend upon the total dividends paid on the Reference Shares during the preceding quarter, as described in more detail below.

•                  On the Maturity Date, the amount that we will pay to you for each $1,000 in principal amount of the Notes (the “Redemption Amount”) will depend upon the performance of the Basket over the term of the Notes. We describe in more detail below how the payment at maturity will be determined.

•                  Any payment on the Notes is subject to our credit risk.

•                  The CUSIP number of the Notes is 136069G54.

The Notes will be issued in the denomination of $1,000 and integral multiples of $1,000 in excess thereof.

The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange or automated quotation system.

The Notes are unsecured obligations of CIBC and any payment on the Notes is subject to the credit risk of CIBC. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these Notes or determined if this Pricing Supplement or the accompanying Prospectus Supplement and Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See “Additional Risk Factors” on page PRS-7 of this pricing supplement, and “Risk Factors” in the accompanying Prospectus Supplement and Prospectus.

	Per Note	Total
Price to public	100.00%	$
Underwriting discounts and commissions(1)	1.50%	$
Proceeds to CIBC(2)	98.50%	$

(1)          CIBC World Markets Corp. will receive commissions from the Issuer of 1.50% of the principal amount of the Notes, or $15.00 per $1,000.00 principal amount. CIBC World Markets Corp. will use these commissions to pay selling concessions or fees to Raymond James of 1.50% of the principal amount of the Notes, or $15.00 per $1,000.00 principal amount for its services in connection with the distribution of the Notes. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this document.

(2)          Excludes profits from hedging. For additional considerations relating to hedging activities see “Additional Risk Factors—The Inclusion of Dealer Spread and Projected Profit From Hedging in the Original Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this Pricing Supplement.

The initial estimated value of the Notes on the Pricing Date as determined by the Bank is expected to be between $963.50 and $973.50 per $1,000 principal amount of the Notes, which is less than the original issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement for additional information. The difference between the estimated values of your Notes and the original issue price reflects costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Pricing Date and you may lose all or a substantial portion of your initial investment. The Bank’s profit in relation to the Notes will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with those funds and (ii) the costs incurred by the Bank in connection with the issuance of the Notes and any hedging transactions. The Bank’s affiliates may also realize a profit that will be based on (i) the payments received on the hedging transactions minus (ii) the cost of creating and maintaining the hedging transactions.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about   , 2018 against payment in immediately available funds.

CIBC World Markets

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

ABOUT THIS PRICING SUPPLEMENT

You should read this Pricing Supplement together with the Prospectus dated March 28, 2017 (the “Prospectus”) and the Prospectus Supplement dated March 28, 2017 (the “Prospectus Supplement”), relating to our Senior Global Medium-Term Notes (Structured Notes), of which these Notes are a part, for additional information about the Notes. Information in this Pricing Supplement supersedes information in the Prospectus Supplement and Prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the Prospectus Supplement or the Prospectus.

You should rely only on the information contained in or incorporated by reference in this Pricing Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus. This Pricing Supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this Pricing Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus, and in the documents referred to in this Pricing Supplement, the Prospectus Supplement and the Prospectus and which are made available to the public. We, CIBC World Markets Corp. (“CIBCWM”), Raymond James and our respective affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We, CIBCWM and Raymond James are not making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this Pricing Supplement, the accompanying Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this Pricing Supplement, nor the accompanying Prospectus Supplement, nor the accompanying Prospectus constitutes an offer, or an invitation on our behalf, on behalf of CIBCWM, or on behalf of Raymond James, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this Pricing Supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the Prospectus Supplement and Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                  Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017 filed with the SEC on March 28, 2017: https://www.sec.gov/Archives/edgar/data/1045520/000110465917019619/a17-8647_1424b3.htm

PRS-2

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this Pricing Supplement, the Prospectus Supplement dated March 28, 2017 and the Prospectus dated March 28, 2017, each filed with the SEC. See “About This Pricing Supplement” in this Pricing Supplement.

Pricing Date of the Notes:	June 22, 2018

Issue Date of the Notes:	June 29, 2018

Issue Price of the Notes:	$1,000 per $1,000 in principal amount of the Notes.

Reference Shares:	The 10 Reference Shares are:

	Company Name	Ticker
	American Homes 4 Rent	AMH UN EQUITY
	Beacon Roofing Supply, Inc.	BECN UW EQUITY
	D.R. Horton, Inc.	DHI UN EQUITY
	Foundation Building Materials, Inc.	FBM UN EQUITY
	The Home Depot, Inc.	HD UN EQUITY
	Invitation Homes Inc.	INVH UN EQUITY
	Lennar Corporation	LEN UN EQUITY
	Lowe’s Companies, Inc.	LOW UN EQUITY
	Mohawk Industries, Inc.	MHK UN EQUITY
	Toll Brothers, Inc.	TOL UN EQUITY

The Reference Shares are housing industry securities selected by the Equity Research Department of Raymond James.  There is no assurance than any Reference Share Issuer will be successful or that the price of any Reference Share will increase. See “Information Regarding the Reference Shares—Selection of the Composition of the Basket” in this Pricing Supplement.

Redemption Amount:

The amount that you will receive at maturity for each $1,000 in principal amount of the Notes will depend upon the performance of the Basket. The Redemption Amount will equal the product of (a) $1,000, (b) the Basket Level Percentage, and (c) the Participation Rate.

As discussed in more detail below, the Basket Level Percentage must exceed approximately 102.73% in order for you to receive a Redemption Amount per $1,000 in principal amount of the Notes that exceeds the principal amount. In addition, the Redemption Amount could be substantially less than the principal amount of the Notes.

PRS-3

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Reference Share Weighting:	For each Reference Share, 10%, except as described below, under “—Potential Unequal Weighting.”

Reference Share Performance:

The Reference Share Performance will measure the change in value of each Reference Share over the term of the Notes. For each Reference Share, the Reference Share Performance will equal (a) the applicable Final Share Price divided by (b) the applicable Initial Share Price, expressed as a percentage. See “Description of the Notes—Payment at Maturity.”

Weighted Reference Share Performance:	For each Reference Share, the product of (a) its Reference Share Performance and (b) its Reference Share Weighting.

Basket Level Percentage:	The sum of the Weighted Reference Share Performances.

Participation Rate:

97.35%. Because the Participation Rate is less than 100%, the Basket Level Percentage must exceed approximately 102.73% in order for you to receive a Redemption Amount that exceeds the principal amount of the Notes. In addition, because the Participation Rate is less than 100%, the interest payments you may receive on the Notes will be less than the applicable Dividend Amounts.

Initial Share Price:	For each Reference Share, its Closing Price on the Pricing Date.

Final Share Price:	For each Reference Share, its Closing Price on the Valuation Date.

Valuation Date:

Expected to be December 23, 2019. The scheduled Valuation Date is subject to postponement in the event of a Market Disruption Event with respect to a Reference Share, as described below under “Description of the Notes—Consequences of Market Disruption Events.”

Maturity Date:

Expected to be December 27, 2019. The Maturity Date is subject to postponement in the event of a Market Disruption Event with respect to a Reference Share, as described below under “Description of the Notes— Consequences of Market Disruption Events.”

Interest Payment Dates:	The third Business Day following the related Interest Calculation Date, with the final interest paid on the Maturity Date.

Interest Calculation Dates:	Quarterly, on September 24, 2018, December 24, 2018, March 22, 2019, June 24, 2019, September 23, 2019, and December 23, 2019 (the Valuation Date).

Calculation of Interest Payments:

The amount of each interest payment, if any, will depend upon the amount of dividends paid on each Reference Share during the Interest Calculation Period preceding each Interest Payment Date, and will equal, for each $1,000 in principal amount, (a) the sum of the Dividend Amounts for each of the Reference Shares multiplied by (b) the Participation Rate.

Interest Calculation Period:

The first Interest Calculation Period will commence on the Pricing Date and end on the first Interest Calculation Date. Each subsequent Interest Calculation Period will begin on the Trading Day following an Interest Calculation Date and end on the next Interest Calculation Date. The final Interest Calculation Date will be the Valuation Date.

PRS-4

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Dividend Amount:

For each Reference Share, an amount in U.S. dollars equal to (a) $1,000 divided by the applicable Initial Share Price multiplied by (b) the applicable Reference Share Weighting multiplied by (c)100% of the gross cash distributions (including ordinary and extraordinary dividends) per Reference Share declared by the applicable Reference Share Issuer where the date that the applicable Reference Share has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs during the relevant Interest Calculation Date, determined as described in more detail below. The positive effect of any Dividend Amounts on any interest payments will be reduced as a result of the Participation Rate set forth above.

Potential Unequal Weighting:

On the Pricing Date, we may determine, in our sole discretion, that one or more of the Reference Shares has relatively lower liquidity than most or all of the other Reference Shares. In such circumstances, we reserve the right to assign a Reference Share Weighting for that Reference Share or those Reference Shares (each, a “Lower Weight Reference Share”) that is less than 10%.

For example:

•                  If we assign a Reference Share Weighting of only 1% to one Lower Weight Reference Share, the other 9 Reference Shares will account for the remaining 99% of the Basket, and therefore, will each have a Reference Share Weighting of 11.00% (99% divided by 9), instead of 10%.

•                  If we assign a Reference Share Weighting of 2% to one Lower Weight Reference Share and 3% to another Lower Weight Reference Share, the other 8 Reference Shares will account for the remaining 95% of the Basket, and therefore, will each have a Reference Share Weighting of 11.875% (95% divided by 8), instead of 10%.

•                  If we assign a Reference Share Weighting of 1% to three different Lower Weight Reference Shares, the other 7 Reference Shares will account for the remaining 97% of the Basket, and therefore, will each have a Reference Share Weighting of approximately 13.857% (97% divided by 7), instead of 10%.

The final Pricing Supplement will set forth whether or not there are any Lower Weight Reference Shares in the Basket, and the actual Reference Share Weighting of each Reference Share.

Calculation Agent:	Canadian Imperial Bank of Commerce

CUSIP:	136069G54

Status:

The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Distribution:

The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer or agent may make offers of the Notes to any such investor.

Certain U.S. Benefit Plan Investor Considerations:	For a discussion of U.S. benefit plan investor considerations, please see “Certain U.S. Benefit Plan Investor Considerations” in the accompanying Prospectus.

PRS-5

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Terms Incorporated:	All of the terms appearing under the caption “Description of the Notes We May Offer” beginning on page S-7 of the accompanying Prospectus Supplement, as modified by this Pricing Supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 100% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

The Pricing Date and the Issue Date of the Notes are subject to change. The actual Pricing Date, Issue Date, Interest Calculation Dates, Valuation Date and Maturity Date for the Notes will be set forth in the final Pricing Supplement relating to the Notes.

PRS-6

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

HYPOTHETICAL PAYMENTS ON THE NOTES AT MATURITY

The following hypothetical examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Basket and the related effect on the Redemption Amount. The following hypothetical examples illustrate the payment you would receive on the Maturity Date if you purchased $1,000 in principal amount of the Notes. Numbers appearing in the examples below have been rounded for ease of analysis. The examples below are based on the Participation Rate of 97.35%. This table does not reflect any interest that may be paid on the Notes.

Basket Level Percentage	Redemption Amount per $1,000 in Principal Amount	Percentage Gain (or Loss) per $1,000 in Principal Amount
140.00%	$1,362.90	36.29%
130.00%	$1,265.55	26.56%
120.00%	$1,168.20	16.82%
110.00%	$1,070.85	7.09%
105.00%	$1,022.18	2.22%
102.73%(1)	$1,000.08	0.01%
100.00%(2)	$973.50	-2.65%
95.00%	$924.83	-7.52%
90.00%	$876.15	-12.39%
80.00%	$778.80	-22.12%
70.00%	$681.45	-31.86%
60.00%	$584.10	-41.59%

(1) For you to receive a Redemption Amount greater than the principal amount of the Notes, the Basket Level Percentage must be greater than approximately 102.73%, because the Participation Rate is only 97.35%.

(2) If the Basket Level Percentage is not at least 102.73%, you will lose some or all of the principal amount of the Notes.

Please see “Additional Risk Factors—Your Investment in the Notes May Result in a Loss” below.

PRS-7

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

ADDITIONAL RISK FACTORS

An investment in the Notes involves significant risks. In addition to the following risks included in this Pricing Supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying Prospectus Supplement and “Risk Factors” beginning on page 1 of the accompanying Prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement.

The Notes Are Not Ordinary Debt Securities and Your Return May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.

The Notes have certain investment characteristics that differ from traditional fixed income securities. Specifically, the value of the Notes will differ from the value of traditional fixed or floating rate debt securities. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank with the same Maturity Date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in this Pricing Supplement. None of the Issuer, CIBCWM or Raymond James makes any recommendation as to whether the Notes are a suitable investment for any person.

Your Investment in the Notes May Result in a Loss.

The Notes do not guarantee any return of principal. The amount payable on the Notes at maturity will depend on the performance of the Reference Shares and the dividends declared on the Reference Shares, and may be less, and possibly significantly less, than the principal amount. If the prices of the Reference Shares decrease and the final interest payment, if any, is not sufficient to offset that decrease, the payment at maturity will be less than the principal amount.

In addition, because the Participation Rate is only 97.35%, the Basket Level Percentage must exceed approximately 102.73% in order for you to receive a Redemption Amount that exceeds the principal amount. You may lose all or a substantial portion of the amount that you invested to purchase the Notes. You may incur a loss, even if the Basket Level Percentage is positive (but less than approximately 102.73%). Please also see “—The Notes Will Not Reflect the Full Performance of the Reference Shares, Which May Negatively Impact Your Return”.

The Notes May Not Pay Interest.

There may be no periodic interest payments on the Notes, and any such payments may be less than there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The amount of each interest payment, if any, will depend upon the amount of dividends paid on each Reference Share during the Interest Calculation Period preceding each Interest Payment Date, as adjusted by the Participation Rate.

The Notes Will Not Reflect the Full Performance of the Reference Shares, Which May Negatively Impact Your Return.

Because the calculation of the Redemption Amount includes a Participation Rate of less than 100%, the return, if any, on the Notes will not reflect the full performance of the Reference Shares. Therefore, the yield to maturity based on the methodology for calculating the Redemption Amount will be less than the yield that would be produced if the Reference Shares were purchased and held for a similar period. In addition, because the Participation Rate is less than 100%, any interest payments you receive on the Notes will be less than the applicable Dividend Amounts.

PRS-8

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Holding the Notes Is Not the Same as Holding the Reference Shares or a Security Directly Linked to the Performance of the Reference Shares, and You Will Have No Ownership Rights in the Reference Shares.

Holding the Notes is not the same as holding the Reference Shares. The return on your Notes will not reflect the return you would realize if you actually owned the Reference Shares or a security directly linked to the performance of the Reference Shares and held that investment for a similar period. Changes in the prices or dividend yields of the Reference Shares may not result in comparable changes in the market value of your Notes. Even if the prices or dividend yields of the Reference Shares increase during the term of the Notes, the market value of the Notes prior to maturity may not increase to the same extent. It is also possible for the market value of the Notes prior to maturity to decrease while the prices and dividend yields of the Reference Shares increase.

The Bank’s Estimated Value of the Notes Will be Lower than the Original Issue Price (Price to Public) of the Notes.

The Bank’s estimated value is only an estimate and is based on several factors. The original issue price of the Notes will exceed the Bank’s estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the original issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.

The Bank’s estimated value of the Notes is only an estimate, which is determined by reference to the Bank’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Pricing Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, including the prices of the Reference Shares, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which any party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s estimated value does not represent a minimum price at which any party would be willing to buy the Notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of the Bank’s estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked Notes would have an adverse effect on the economic terms of the Notes and the initial estimated value of the Notes on the Pricing Date and could have an adverse effect on any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price Is Likely to Adversely Affect Secondary Market Prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which any party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude, for example, underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by CIBCWM or other market participants as a result of dealer discounts, mark-ups or other transaction costs.

PRS-9

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Any Increase in the Price of One or More Reference Shares May Be Offset by Decreases in the Price of One or More Other Reference Shares.

The price of one or more of the Reference Shares may increase while the price of one or more of the other Reference Shares decreases. Therefore, in determining the value of the Basket at any time, increases in the price of one Reference Share may be moderated, or wholly offset, by decreases in the price of one or more other Reference Shares. In addition, if the final Pricing Supplement sets forth one or more Lower Weight Reference Shares, any increases in the value of any Lower Weight Reference Share will have a smaller impact on the payment of the Notes than if that Lower Weight Reference Share had been assigned a Reference Share Weighting that was equal to that of the other Reference Shares. The positive performance of that Lower Weight Reference Share will offset to a lesser extent any decrease in value of any Reference Share with a higher weighting.

The Notes Will Not Be Listed on Any Securities Exchange or Any Inter-Dealer Quotation System; There May Be No Secondary Market for the Notes; Potential Illiquidity of the Secondary Market.

The Notes are most suitable for purchasing and holding to maturity. The Notes will be new securities for which there is no trading market. The Notes will not be listed on any securities exchange or any inter-dealer quotation system. We cannot assure you as to whether there will be a trading or secondary market for the Notes or, if there were to be such a trading or secondary market, that it would be liquid.

Under ordinary market conditions, CIBCWM or any of our other affiliates may (but are not obligated to) make a secondary market for the Notes. However, they may cease doing so at any time. Because we do not expect other broker-dealers to participate in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which CIBCWM or any of our other affiliates are willing to transact. If none of CIBCWM or any of our other affiliates makes a market for the Notes, there will not be a secondary market for the Notes. Accordingly, we cannot assure you as to the development or liquidity of any secondary market for the Notes. If a secondary market in the Notes is not developed or maintained, you may not be able to sell your Notes easily or at prices that will provide you with a yield comparable to that of similar securities that have a liquid secondary market.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

The following factors, among others, many of which are beyond our control, may influence the market value of your Notes:

•                  the market prices of the Reference Shares;

•                  the dividend yields of the Reference Shares;

•                  economic, financial, political, military, regulatory, legal and other events that affect the securities markets generally and the U.S. market in particular, and which may affect the values of the Reference Shares;

•                  interest rates and yield rates in the market;

•                  the time remaining until your Notes mature; and

•                  our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors may influence the market value of your Notes if you sell your Notes before maturity. If you sell your Notes prior to maturity, you may receive less than the principal amount.

PRS-10

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Your Investment Is Subject to the Credit Risk of the Bank.

The Notes are senior unsecured debt obligations of the Bank and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying Prospectus and Prospectus Supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of CIBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the return of the principal amount at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus.

The indenture (as defined below) does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any Reference Shares. We and our affiliates will not pledge or otherwise hold any Reference Shares for the benefit of holders of the Notes. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any Reference Shares we hold as a hedge to the Notes will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Notes.

The Redemption Amount Will Not Reflect Changes in the Price of Each Reference Share Other than on the Valuation Date.

Changes in the price of each Reference Share during the term of the Notes other than on the Valuation Date will not be reflected in the calculation of the Redemption Amount.  To calculate the Redemption Amount, the Calculation Agent will compare only the Final Share Price of each Reference Share to its Initial Share Price.  No other prices of the Reference Shares will be taken into account.  As a result, even if the price of each Reference Share has increased at certain times during the term of the Notes, you will receive a Redemption Amount that is less than the principal amount if the Final Share Price of each Reference Share is less than its Initial Share Price.

Correlation Among the Reference Shares May Affect the Value of Your Notes.

The Reference Shares may not represent a diversified portfolio of securities. To the extent that the Reference Shares move in the same direction (i.e., are highly correlated), you will lose some or all of the benefits that would ordinarily apply to a diversified portfolio of securities. The Reference Shares are concentrated in a single of industry. As a result, an investment in the Notes will increase your exposure to fluctuations in that industry.

Companies in the Housing Industry Are Subject to a Variety of Risks.

The issuers of the Reference Shares all operate in the housing industry, and all face a variety of risks. The housing industry may be significantly affected by changes in government spending, zoning laws, general economic conditions, interest rates, commodity prices, consumer confidence and spending, taxation, demographic patterns, real estate values, overbuilding, housing starts, and new and existing home sales. Rising interest rates, reductions in mortgage availability to consumers, increasing foreclosure rates or increases in the costs of owning a home could negatively impact the market for new homes and adversely affect the profitability of companies in this industry. Certain segments of the industry can be significantly affected by environmental clean-up costs and catastrophic events such as earthquakes, hurricanes, tornadoes and terrorist acts. Home construction companies may lack diversification due to ownership of a limited number of properties and concentration in a particular geographic region or property type.  Any of these factors can reduce the prices of the Reference Shares and your return on the Notes.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Shares.

In the ordinary course of business, we, CIBCWM, Raymond James or our respective affiliates may have expressed views on expected movements in the prices of the Reference Shares, and may do so in the future. These views or reports may be communicated to our clients, CIBCWM’s clients, Raymond James’ clients and clients of our respective affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the Reference Shares may at any time have significantly different views from those of us, CIBCWM, Raymond James or our respective affiliates. For these reasons, you are encouraged to derive information concerning the Reference Shares from multiple sources, and you should not rely solely on views expressed by us, CIBCWM, Raymond James or our respective affiliates. For additional information, see “Information Regarding the Reference Shares” in this Pricing Supplement and the Reference Share Issuers’ SEC filings. We urge you to review financial and other information filed by the Reference Share Issuers with the SEC before investing in the Notes.

PRS-11

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Certain Business and Trading Activities May Create Conflicts with Your Interests and Could Potentially Adversely Affect the Value of the Notes.

We, CIBCWM, Raymond James or one or more of our respective affiliates, may engage in trading and other business activities that are not for your account or on your behalf (such as holding or selling of the Notes for our proprietary account or effecting secondary market transactions in the Notes for other customers). These activities may present a conflict between your interest in the Notes and the interests we, CIBCWM, Raymond James or one or more of our respective affiliates, may have in our or their proprietary accounts. We, CIBCWM, Raymond James and our respective affiliates may engage in any such activities without regard to the Notes or the effect that such activities may directly or indirectly have on the value of the Notes.

Moreover, we, CIBCWM, Raymond James, and our respective affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set. We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty. In connection with such activities, our economic interests and the economic interests of affiliates of ours may be adverse to your interests as an investor in the Notes. Any of these activities may affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. For additional information regarding our hedging activities, please see “Use of Proceeds and Hedging” in this Pricing Supplement.

The Calculation Agent Can Postpone the Determination of the Final Share Price if a Market Disruption Event Occurs.

The determination of the Final Share Price may be postponed if the Calculation Agent determines that a Market Disruption Event has occurred or is continuing on the Valuation Date with respect to one or more Reference Shares. If such a postponement occurs, then the Valuation Date will be postponed for the affected Reference Share to the first succeeding day that is a Trading Day for that Reference Share and on which a Market Disruption Event has not occurred and is not continuing for that Reference Share. In no event, however, will the Valuation Date be postponed by more than seven (7) Trading Days. As a result, if a Market Disruption Event occurs or is continuing on the Valuation Date, the Maturity Date for the Notes could also be postponed, although not by more than seven (7) Trading Days. No interest will accrue as a result of delayed payment.

If the determination of the Final Share Price of the Reference Shares for the Valuation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day for one or more Reference Shares, that day will nevertheless be the date on which the Final Share Price of the applicable Reference Shares will be determined by the Calculation Agent. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Final Share Price for each affected Reference Share that would have prevailed in the absence of the Market Disruption Event in respect of such Reference Share. See “Description of the Notes—Consequences of Market Disruption Events” in this Pricing Supplement. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Description of the Notes—Appointment of Independent Calculation Experts” in this Pricing Supplement.

PRS-12

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The Calculation Agent will, among other things, determine the amount of any interest payments on the Notes and the amount of your payment at maturity on the Notes. We will serve as the Calculation Agent. We may change the Calculation Agent after the original issue date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting one or more Reference Shares has occurred, and make certain adjustments with respect to the Reference Shares if certain corporate events occur. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.

Since this determination by the Calculation Agent will affect the payment at maturity on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. Exercising discretion in this manner could adversely affect the value of the Notes. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Description of the Notes—Appointment of Independent Calculation Experts” in this Pricing Supplement.

The Historical Performance of the Reference Shares Should Not Be Taken as an Indication of Their Future Performance.

The Final Share Prices of the Reference Shares will determine the Redemption Amount. The historical performance of the Reference Shares does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the prices of the Reference Shares will rise or fall during the term of the Notes. The prices of the Reference Shares will be influenced by complex and interrelated political, economic, financial and other factors.

Holders of the Reference Shares are only entitled to receive those dividends that each issuer’s board of directors may declare out of funds legally available. Although dividends and distributions on one or more of the Reference Shares may have historically been declared by the applicable board of directors, they are not required to do so and may reduce or eliminate those dividends in the future. The Dividend Amount of one or more of the Reference Shares during the term of the Notes may be zero. If the dividends paid on the Reference Shares are not significant, any interest payments that you receive on the Notes may not be sufficient to provide you with your desired return on your investment.

The Notes Are Subject to Risks Associated with Reference Shares that Have a Limited Trading History.

Each of Invitation Homes Inc. and Foundation Building Materials, Inc. have been publicly traded for a limited period of time. Accordingly, there is only a limited trading history available for these Reference Shares upon which you can evaluate their prior performance.

The Notes Are Not Insured by Any Third Parties.

The Notes will be solely our obligations. Neither the Notes nor your investment in the Notes are insured by the United States Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency or instrumentality of the United States, Canada or any other jurisdiction.

Significant Aspects of the Tax Treatment of The Notes Are Uncertain.

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain Canadian Income Tax Consequences” and “Certain U.S. Federal Income Tax Considerations” in this Pricing Supplement.

The Inclusion of the Reference Shares in the Basket Does Not Guarantee a Positive Return on the Notes.

The inclusion of the Reference Shares in the Basket does not guarantee a positive return on the Notes. There can be no assurance that any Reference Share, or the Basket in its entirety, will increase in value. The performance of the Reference Shares may be less than the performance of the equities markets generally, less than the performance of other housing industry companies that are not included in the Basket, less than the performance of other sectors of the equity markets, or less than the performance of other securities in which you may choose to invest. The Reference Shares were selected by the Equity Research Department at Raymond James, but any views expressed by such research department are separate and apart from the offering of these Notes and do not constitute investment advice.  There is no assurance that any Reference Share Issuer will be successful or that the price of any Reference Share will increase. Although dividends have been paid on the Reference Shares in the past, there can be no assurance that they will be paid in the future, or that any such dividends will be paid at the same rate as they have been in the past. Our offering of the Notes does not constitute our recommendation or the recommendation of Raymond James or any of our respective affiliates to invest in the Notes or in the Reference Shares.

PRS-13

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

You Will Not Have Any Shareholder Rights and Will Have No Right to Receive Any Reference Shares at Maturity.

Investing in the Notes will not make you a holder of any of the Reference Shares. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions (except to the extent that the Dividend Amounts, as adjusted by the Participation Rate, are reflected in the interest payments on the Notes) or any other rights with respect to any of these securities.

Changes That Affect a Reference Share May Affect the Market Value of the Notes and the Payments on the Notes.

Changes affecting a Reference Share or a Reference Share Issuer, such as reorganizations or mergers, will be reflected in the price of that Reference Share and therefore could affect the amount payable on your Notes at maturity and the market value of the Notes prior to maturity. If these events occur, the Calculation Agent may, for example, adjust the composition of the Basket. See “Description of the Notes—Anti-dilution Adjustments.”

We Have No Affiliation with Any of the Reference Share Issuers.

No Reference Share Issuer is an affiliate of the Bank or Raymond James and none are involved in the Bank’s offering of the Notes under this Pricing Supplement in any way. Consequently, we have no control of the actions of the Reference Share Issuers, including any corporate actions of the type that would require the Calculation Agent to adjust the payment to you. The Reference Share Issuers have no obligation to consider your interest as an investor in the Notes in taking any corporate actions that might affect the value of the Notes. None of the money you pay for the Notes will be paid to the Reference Share Issuers.

We Cannot Assure You that the Public Information Provided by the Reference Share Issuers Is Accurate or Complete.

All disclosures contained in this Pricing Supplement regarding the Reference Share Issuers are derived from publicly available documents and other publicly available information. We and Raymond James have not participated, and will not participate, in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuers in connection with the offering of the Notes. We and Raymond James do not make any representation that such publicly available documents or any other publicly available information regarding the Reference Share Issuers are accurate or complete, and are not responsible for public disclosure of information by the Reference Share Issuers, whether contained in filings with the SEC or otherwise. Furthermore, we and Raymond James cannot give any assurance that all events occurring prior to the date of this Pricing Supplement, including events that would affect the accuracy or completeness of the public filings of the Reference Share Issuers or the value of the Reference Shares (and therefore the Final Share Prices of the Reference Shares), will have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclosure material future events concerning Reference Share Issuers could affect the amount you will receive at maturity and, therefore, the trading price of the Notes. Any prospective investor of the Notes should undertake an independent investigation of the Reference Share Issuers as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

PRS-14

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Industry Consolidation and Other Corporate Events May Alter the Composition of the Basket.

If a Reference Share Issuer is acquired in a stock-for-stock transaction, the stock of the acquiring company will assume that Reference Share’s place in the Basket, including if the stock of the acquiring company is already in the Basket. Consequently, any consolidation among the Reference Share Issuers will result in an increased weighting in the Basket for the surviving company. The effects on the Basket and the Initial Share Prices of the Reference Shares of consolidation transactions and other reorganization events with respect to the Reference Shares are described in “Description of the Notes—Anti-dilution Adjustments.”

You Will Have Limited Anti-Dilution Protection With Respect to the Reference Shares.

The Calculation Agent will make adjustments to the Basket for stock splits, reverse stock splits, stock dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “Description of the Notes—Anti-dilution Adjustments” below. The Calculation Agent will not be required to make an adjustment for every corporate event that may affect a Reference Share. For example, the Calculation Agent will not make any adjustments for events such as an offering by a Reference Share Issuer of equity securities or a tender or exchange offer for less than all outstanding shares of that issuer by a third party. Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the price of the Reference Share, and adversely affect the value of your Notes.

PRS-15

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

DESCRIPTION OF THE NOTES

We will issue the Notes in the form of a fully registered global note registered in the name of the nominee of the Depository Trust Company (“DTC”). Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in the accompanying Prospectus Supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture. Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying Prospectus Supplement and “Description of Senior Debt Securities—Legal Ownership and Book-Entry Issuance” in the accompanying Prospectus.

The Notes are part of a series of senior debt securities entitled “Senior Global Medium-Term Notes (Structured Notes)” that we may issue from time to time under the senior indenture, dated as of September 15, 2012, between CIBC and Deutsche Bank Trust Company Americas, as trustee (the “indenture”). Terms that apply generally to our Senior Global Medium-Term Notes (Structured Notes) are described in “Description of the Notes We May Offer” in the accompanying Prospectus Supplement. The terms described in this Pricing Supplement are additional to those described in the accompanying Prospectus and the accompanying Prospectus Supplement and, if the terms described here are inconsistent with those described in those documents, the terms described in this Pricing Supplement are controlling.

Composition of the Basket

The Basket is composed of 10 Reference Shares, which are the housing industry securities selected by Raymond James. The identity of the Reference Shares will not change over the term of the Notes, except in limited circumstances relating to corporate events that may affect the Reference Shares, as described below.

Each Reference Share will be assigned a weighting (each, a “Reference Share Weighting”) of 10%, except under the circumstances described in the section above, “Summary—Potential Unequal Weighting.”

Interest Payments:

We may make quarterly interest payments on the Notes. The amount of each interest payment, if any, will depend upon the amount of dividends paid on each Reference Share during the Interest Calculation Period preceding each Interest Payment Date, and will equal, for each $1,000 in principal amount, (a) the sum of the Dividend Amounts for each of the Reference Shares multiplied by (b) the Participation Rate.

The first Interest Calculation Period will commence on the Pricing Date and end on the first Interest Calculation Date. Each subsequent Interest Calculation Period will begin on the Trading Day following an Interest Calculation Date and end on the next Interest Calculation Date. The final Interest Calculation Date will be the Valuation Date.

Interest will be paid on the Interest Payment Dates set forth above in the section “Summary.” Interest will be payable to holders of record on the third business day before each Interest Payment Date. However, the final interest payment will be paid to the holders entitled to the payment at maturity. If an Interest Payment Date falls on a day other than a business day, interest will be paid on the next succeeding business day, and no additional interest will accrue as a result of that postponement.

Dividend Amount. For each Reference Share, an amount in U.S. dollars equal to (a) $1,000 divided by the applicable Initial Share Price multiplied by (b) the applicable Reference Share Weighting multiplied by (c) 100% of the gross cash distributions (including ordinary and extraordinary dividends) per Reference Share declared by the applicable Reference Share Issuer where the date that the applicable Reference Share has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs during the relevant Interest Calculation Period, as determined by the Calculation Agent. If any Dividend Amount announced and/or declared by the relevant Reference Share Issuer is not paid as so announced or declared, or is paid in a smaller amount, the Calculation Agent shall make such adjustments to the Basket as shall be necessary to reflect the actual amount received by holders of the Reference Shares.

PRS-16

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Payment at Maturity

The amount that you will receive at maturity for each $1,000 in principal amount of the Notes (the “Redemption Amount”) will depend upon the performance of the Basket. The Redemption Amount will equal:

($1,000 × the Basket Level Percentage × the Participation Rate)

Basket Level Percentage. The Basket Level Percentage will equal the sum of the Weighted Reference Share Performances.

Weighted Reference Share Performance. For each Reference Share, the product of (a) its Reference Share Performance and (b) its Reference Share Weighting.

Reference Share Performance. The Reference Share Performance will measure the change in value of each Reference Share over the term of the Notes. For each Reference Share, the Reference Share Performance will equal (a) the applicable Final Share Price divided by (b) the applicable Initial Share Price, expressed as a percentage.

Initial Share Price. For each Reference Share, its Closing Price on the Pricing Date.

Final Share Price. For each Reference Share, its Closing Price on the Valuation Date.

Valuation Date

The Valuation Date will occur on a Trading Day occurring shortly before the Maturity Date. The scheduled Valuation Date is set forth above in the section “Summary”. If the scheduled Valuation Date is not a Trading Day or a Market Disruption Event occurs or is continuing on that day as to any Reference Share, the Valuation Date will be postponed as to that Reference Share to the next Trading Day on which no Market Disruption Event occurs as to that Reference Share. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing on the Valuation Date, the Final Share Price of the applicable Reference Share or Reference Shares will be determined according to the calculation in “—Consequences of Market Disruption Events” below.

Maturity Date

The Maturity Date will be December 27, 2019. If that date is not a Business Day, the Maturity Date will be the next following Business Day. If the scheduled Valuation Date is postponed, the Maturity Date will be postponed by the same number of Business Days as the Valuation Date may be postponed, as provided herein. No interest will be payable as a result of any such postponement.

Certain Definitions

Business Day. A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or order to close in New York or Toronto.

Trading Day. A “Trading Day” means a day on which the principal trading market for each of the Reference Shares is open for trading.

Closing Price. The “Closing Price” of each Reference Share will be the closing price of such Reference Share on its primary exchange published on the applicable Bloomberg page or any successor page on Bloomberg or any successor service, as applicable. In certain special circumstances, the Closing Price will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “—Unavailability of the Closing Price of any of the Reference Shares on the Valuation Date,” “—Consequences of Market Disruption Events” and “—Appointment of Independent Calculation Experts” below.

PRS-17

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Unavailability of the Closing Price of any of the Reference Shares on the Valuation Date

If any Reference Share’s listing is withdrawn from the principal national securities exchange on which it is listed for trading and such Reference Share is not listed on any national exchange, or trading on such Reference Share is terminated on or prior to the Valuation Date, then the Closing Price for such Reference Share on that date will be determined by the Calculation Agent. In determining the Closing Price for such Reference Share on that date, the Calculation Agent may consider any relevant information, including, without limitation, information consisting of relevant market data in the relevant market supplied by one or more third parties or internal sources including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market.

Consequences of Market Disruption Events

If a Market Disruption Event in respect of any Reference Share occurs or is continuing on the scheduled Valuation Date, then the Valuation Date will be postponed for each affected Reference Share to the first succeeding day that is a Trading Day for that Reference Share and on which a Market Disruption Event has not occurred and is not continuing for that Reference Share. If a Market Disruption Event in respect of any Reference Share occurs or is continuing on each Trading Day to and including the seventh (7th) Trading Day following the Valuation Date, the Closing Price of that Reference Share will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that seventh (7th) Trading Day, regardless of the occurrence or continuation of a Market Disruption Event in respect of that Reference Share on that day. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Closing Price of that Reference Share that would have prevailed in the absence of the Market Disruption Event. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Reference Share on the scheduled Valuation Date, the determination of that Reference Share’s Final Share Price will be made on that date, irrespective of the existence of a Market Disruption Event with respect to another Reference Share occurring on that date. If the Valuation Date is postponed, the Maturity Date shall be postponed by the same number of Business Days. No interest will accrue as a result of delayed payment.

A “Market Disruption Event” means any event, circumstance or cause which the Bank determines, and the Calculation Agent confirms, has or will have a material adverse effect on the ability of the Bank to perform its obligations under the Notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to any of the Reference Shares:

•                  a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the Calculation Agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the Calculation Agent;

•                  any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that security in its primary market;

•                  the closure on any day of the primary market for that security on a scheduled Trading Day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled Trading Day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled Trading Day for such primary market;

•                  any scheduled Trading Day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•                  any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this Pricing Supplement.

PRS-18

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Anti-dilution Adjustments

The Calculation Agent will adjust the Initial Share Price for any Reference Share if any of the dilution events described below occurs with respect to that Reference Share.

The Calculation Agent will adjust the Initial Share Price for any Reference Share as described below, but only if an event described below under this “—Anti-dilution Adjustments” section occurs with respect to that Reference Share and only if the relevant event occurs during the period described under the applicable subsection. The Initial Share Price for each Reference Share will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect that Reference Share.

If more than one anti-dilution event requiring adjustment occurs with respect to the Initial Share Price for any Reference Share, the Calculation Agent will adjust the Initial Share Price of that Reference Share for each event, sequentially, in the order in which the events occur, and on a cumulative basis. As a result, having adjusted the Initial Share Price for a Reference Share for the first event, the Calculation Agent will adjust the Initial Share Price for that same Reference Share for the second event, applying the required adjustment to the Initial Share Price as already adjusted for the first event, and so on for each event. If an event requiring an anti-dilution adjustment occurs, the Calculation Agent will make the adjustment in an attempt to offset, to the extent practical, any change in the economic position of the holder and us, relative to the Notes, that results solely from that event. The Calculation Agent may also adjust the Final Share Price or the Dividend Amount of the applicable Reference Share in order to ensure an appropriate result. The Calculation Agent may, in its sole discretion, modify the anti-dilution adjustments set forth in this section as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock split or stock dividend.

If a Reference Share is subject to a stock split or receives a stock dividend, then the Calculation Agent will adjust its Initial Share Price by dividing the prior Initial Share Price — that is, the Initial Share Price before the stock split or stock dividend — by an amount equal to: (1) the number of shares of the applicable Reference Share outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the applicable Reference Share outstanding immediately before the stock split or stock dividend becomes effective. The Initial Share Price for a Reference Share will not be adjusted, however, unless:

•                  in the case of a stock split, the first day on which that Reference Share trades without the right to receive the stock split occurs after the Pricing Date and on or before the Valuation Date; or

•                  in the case of a stock dividend, the ex-dividend date occurs after the Pricing Date and on or before the Valuation Date.

The ex-dividend date for any dividend or other distribution with respect to a Reference Share is the first day on which that Reference Share trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If a Reference Share is subject to a reverse stock split, then the Calculation Agent will adjust its Initial Share Price by multiplying the prior Initial Share Price by an amount equal to: (a) the number of shares of that Reference Share outstanding immediately before the reverse stock split becomes effective; divided by (b) the number of shares of that Reference Share outstanding immediately after the reverse stock split becomes effective. The Initial Share Price of a Reference Share will not be adjusted, however, unless the reverse stock split becomes effective after the Pricing Date and on or before the Valuation Date.

PRS-19

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Transferable Rights and Warrants

If a Reference Share Issuer issues transferable rights or warrants to all holders of that Reference Share to subscribe for or purchase that Reference Share at an exercise price per share that is less than the closing price of the Reference Share on the Business Day before the ex-dividend date for the issuance, then the applicable Initial Share Price will be adjusted in such manner as the Calculation Agent reasonably determines shall be necessary to reflect the economic impact of such transactions.

The Initial Share Price will not be adjusted, however, unless the ex-dividend date described above occurs after the Pricing Date and on or before the Valuation Date.

Reorganization Events

If a Reference Share Issuer undergoes a reorganization event in which property other than the applicable Reference Share — e.g., cash and securities of another issuer — is distributed in respect of that Reference Share, then, for purposes of calculating its Reference Share Performance, the Calculation Agent will determine the Closing Price of that Reference Share on the Valuation Date to equal the value of the cash, securities and other property distributed in respect of one share of that Reference Share.

If the Calculation Agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the Calculation Agent will, in its sole discretion, make such other adjustments as it deems to be necessary, or may substitute another stock for that Reference Share.

Each of the following is a reorganization event with respect to a Reference Share:

•                  the Reference Share is reclassified or changed;

•                  the Reference Share Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•                  a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

•                  the Reference Share Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•                  the Reference Share Issuer effects a spin-off - that is, issues to all holders of that Reference Share equity securities of another issuer, other than as part of an event described in the four bullet points above;

•                  the Reference Share Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•                  another entity completes a tender or exchange offer for all of the outstanding stock of the Reference Share Issuer.

Valuation of Distribution Property

If a reorganization event occurs with respect to a Reference Share, and the Calculation Agent does not substitute another stock for that Reference Share as described in “—Substitution” below, then the Calculation Agent will determine the applicable Closing Price on the Valuation Date so as to equal the value of the property — whether it be cash, securities or other property — distributed in the reorganization event in respect of one share of that Reference Share, as that Reference Share existed before the date of the reorganization. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The Calculation Agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the Pricing Date and on or before the Valuation Date.

PRS-20

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

For the purpose of making a determination required by a reorganization event, the Calculation Agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the Calculation Agent will use the closing price for the security on the relevant date. The Calculation Agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of a Reference Share may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the Calculation Agent in its sole discretion.

If a reorganization event occurs and the Calculation Agent adjusts the Closing Price of a Reference Share on the Valuation Date to equal the value of the distribution property distributed in the event, as described above, the Calculation Agent will make further determinations for later events that affect the distribution property. The Calculation Agent will do so to the same extent that it would make determinations if that Reference Share were outstanding and were affected by the same kinds of events.

For example, if a Reference Share Issuer merges into another company and each share of that Reference Share is converted into the right to receive two (2) common shares of the surviving company and a specified amount of cash, then on the Valuation Date the closing price of that Reference Share will be determined to equal the value of the two (2) common shares of the surviving company plus the specified amount of cash. The Calculation Agent will further determine the common share component of that closing price to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this “—Anti-dilution Adjustments” section or as described above in the “—Reorganization Events” subsection as if the common shares were that Reference Share. In that event, the cash component will not be redetermined but will continue to be a component of the Closing Price.

When we refer to “distribution property,” we mean the cash, securities and other property distributed in a reorganization event in respect of a Reference Share. If an adjustment resulting from a prior reorganization had occurred, the “distribution property” will mean the cash, securities and other property distributed in respect of any securities whose value determines the Closing Price of the Reference Share on the Valuation Date. In the case of a spin-off, the distribution property also includes the Reference Share in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the Reference Share as described above. Consequently, in this Pricing Supplement, when we refer to a Reference Share, we mean any distribution property that is distributed in a reorganization event in respect of that Reference Share. Similarly, when we refer to a Reference Share Issuer, we mean any successor entity in a reorganization event.

Substitution. If the Calculation Agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to the applicable Reference Share upon becoming subject to a reorganization event, then the Calculation Agent will, in its sole discretion, substitute another stock for that Reference Share. In such case, the adjustments described above under “—Valuation of Distribution Property” will not apply.

If the Calculation Agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange as a substitute for that Reference Share, provided that the shares of a company resident in Canada for purposes of the Income Tax Act (Canada) shall not be eligible for substitution. For all purposes, the substitute stock will be deemed to be that Reference Share for all purposes of the Notes. The Calculation Agent will determine, in its sole discretion, the Initial Share Price, each Dividend Amount and/or the manner of valuation of the substitute stock. The Calculation Agent will have the right to make such adjustments to the calculation of the applicable Reference Share Performance and Dividend Amount as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

If a reorganization event occurs and the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent may cause the Maturity Date of the Notes to be accelerated to the fifth Business Day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated Maturity Date of the Notes.

PRS-21

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Other Events and Adjustments. The Calculation Agent may make such adjustments to the composition of the Basket or other terms of the Notes for any corporate event described above, or for any nationalization, regulatory compliance requirement, force majeure or any other unanticipated event of similar magnitude and significance, as it determines may be necessary to ensure an equitable result.

Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Appointment of Independent Calculation Experts” below.

Appointment of Independent Calculation Experts

If a calculation or valuation described above under “—Unavailability of the Closing Price of any of the Reference Shares on the Valuation Date,” “—Anti-dilution Adjustments” or “—Consequences of Market Disruption Events” contemplated to be made by the Calculation Agent involves the application of material discretion and is not based on information or calculation methodologies compiled or utilized by, or derived from, independent third party sources, the Bank will appoint one or more calculation experts to confirm such calculation or valuation. Such calculation experts will be independent from the Bank and active participants in the financial markets in the relevant jurisdiction in which the affected Reference Share is traded. Calculation experts will not assume any obligation or duty to, or any relationship of agency or trust for or with, the holders of the Notes or the Bank. Holders of the Notes will be entitled to rely on any valuation or calculations made by such calculation experts and such valuations or calculations will (except in the case of manifest error) be final and binding on the Bank, the Calculation Agent and the holders of the Notes. Calculation experts will not be responsible for good faith errors or omissions in the making of any such valuations or calculations. Calculation experts may, with the consent of the Bank, delegate any of their obligations and functions to a third party as they deem appropriate, but acting honestly and reasonably at all times. The valuations and calculations of calculation experts will be made available to the holders of the Notes upon request.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the section “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus) with respect to the Notes, the default amount payable will be equal to the Redemption Amount, calculated as though the date of acceleration were the Valuation Date. To calculate any final payment of interest, the Dividend Amount for each Reference Share will only include dividends declared and paid through the Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus.

Withholding

The Bank or the applicable paying agent will deduct or withhold from a payment on a Note any present or future tax, duty, assessment or other governmental charge that the Bank determines is required by law or the interpretation or administration thereof to be deducted or withheld. Payments on a Note will not be increased by any amount to offset such deduction or withholding.

PRS-22

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Role of the Calculation Agent

The Calculation Agent will make all determinations regarding the prices of the Reference Shares, the Redemption Amount, the Dividend Amounts of the Reference Shares, any interest payments, Trading Days, Business Days, Market Disruption Events, any required anti-dilution adjustments, and the default amount. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or calculations by the Calculation Agent.

Canadian Imperial Bank of Commerce is expected to serve as the Calculation Agent for the Notes. We may appoint a different Calculation Agent without your consent and without notifying you.

Listing

The Notes will not be listed on any securities exchange.

PRS-23

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

INFORMATION REGARDING THE REFERENCE SHARES

General

Included in the pages that follow are brief descriptions of each of the Reference Shares. This information has been obtained from publicly available sources. Also set forth below is a table that provides the quarterly high and low closing prices for each of the Reference Shares. We obtained the historical closing price information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. The figures for closing prices may have been adjusted to reflect certain corporate transactions, such as stock splits.

We have not undertaken an independent review or due diligence of the information obtained from Bloomberg. The historical performance of each of the Reference Shares should not be taken as an indication of its future performance, and no assurance can be given as to the Final Share Prices of the Reference Shares or the dividends that will be paid on the Reference Shares. We cannot give you assurance that the performance of the Reference Shares will result in any positive return on the Notes.

The issuer of each Reference Share is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. In addition, information filed with the SEC can be inspected and copied, at prescribed rates, at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information regarding the issuer of each of the Reference Shares may also be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We and Raymond James do not make any representation that these publicly available documents are accurate or complete.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this Pricing Supplement or the accompanying Prospectus and Prospectus Supplement. We have not independently verified any of the information herein obtained from outside sources.

This Pricing Supplement relates only to the Notes offered hereby and does not relate to the Reference Shares or other securities of the issuer of any of the Reference Shares. We have derived any and all disclosure contained in this Pricing Supplement regarding the issuer of each of the Reference Shares from the publicly available documents described above. In connection with the offering of the Notes, we and Raymond James have not participated, and will not participate, in the preparation of such documents or made any due diligence inquiry with respect to the issuer of any of the Reference Shares. We and Raymond James do not make any representation that such publicly available documents are, or any other publicly available information is, accurate or complete. Furthermore, we and Raymond James cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading prices of the Reference Shares have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuer of any of the Reference Shares could affect the payments on the Notes and the trading price of the Notes.

Selection of the Composition of the Basket

The composition of the Basket and the identity of the Reference Shares were selected in May 2018 by the Equity Research Department at Raymond James, which regularly publishes research regarding the housing industry sector.  However, any views expressed by such research department are separate and apart from the offering of these Notes and do not constitute investment advice.  There is no assurance that any Reference Share Issuer will be successful or that the price of any Reference Share will increase.  The business, results of operations and prospects of such companies, and the growth of the housing industry as a whole, are subject to conditions outside the control of Raymond James and CIBC.  Moreover, the composition of the Basket does not reflect any investment recommendations from us, Raymond James or any of our respective affiliates.  Nether we, Raymond James nor any of our respective affiliates makes any representation as to the performance of the Basket or any Reference Share therein or otherwise endorses those stocks.

PRS-24

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

License Agreement

We have entered into a license agreement with Raymond James, under which obtained the right to use the stocks discussed herein in connection with our issuance of the Notes. Under the license agreement, we agreed to pay Raymond James a fee of up to 0.77% of the principal amount of the Notes.

The license agreement requires this section to state as follows:

Solely by participating in this offering, Raymond James makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Basket to track general or industry-specific stock market performance. Raymond James and its third party licensors have no obligation to take the needs of CIBC or the holders of the Notes into consideration in determining, composing or calculating the Basket. CIBC is the Calculation Agent for the Notes and will have discretion in making various determinations that affect the Notes and Raymond James is not responsible for any such calculations or determinations. Raymond James has no obligation or liability in connection with the administration or trading of the Notes.

Raymond James has licensed certain of its trademarks to us.

The mark “Raymond James” is a trademark of Raymond James & Associates, Inc. and/or its affiliates, and has been licensed for our use.

PRS-25

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

THE REFERENCE SHARES

American Homes 4 Rent

American Homes 4 Rent operates as an internally managed Maryland real estate investment trust focuses on acquiring, renovating, leasing, and operating single-family homes as rental properties. Its common stock trades on the New York Stock Exchange ( the “NYSE”) under the symbol “AMH.” Information filed by this company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36013 or its CIK Code: 0001562401.

Historical Information of the Common Stock of American Homes 4 Rent

The following table sets forth the high and low Closing Prices of this Reference Share from the August 1, 2013 through May 30, 2018.

		High ($)	Low ($)
2013	Third Quarter (from August 1, 2013)	16.90	15.35
	Fourth Quarter	16.86	15.22
2014	First Quarter	17.42	16.14
	Second Quarter	18.04	15.87
	Third Quarter	18.51	16.89
	Fourth Quarter	17.53	16.61
2015	First Quarter	17.48	16.13
	Second Quarter	17.33	15.93
	Third Quarter	16.81	15.30
	Fourth Quarter	17.00	15.85
2016	First Quarter	16.38	13.21
	Second Quarter	20.48	15.62
	Third Quarter	22.84	20.43
	Fourth Quarter	21.53	19.74
2017	First Quarter	23.77	20.34
	Second Quarter	23.76	21.88
	Third Quarter	23.17	21.59
	Fourth Quarter	22.32	21.28
2018	First Quarter	21.49	18.73
	Second Quarter (through May 30, 2018)	20.95	19.59

PRS-26

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Beacon Roofing Supply, Inc.

Beacon Roofing Supply, Inc. distributes residential and non-residential roofing materials in the United States and Canada. The company also offers other complementary building materials, including siding, windows, specialty lumber products, and waterproofing systems for residential and non-residential building exteriors. Its common stock trades on the Nasdaq Global Select Market under the symbol “BECN.” Information filed by this company with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-50924 or its CIK Code: 0001124941.

Historical Information of the Common Stock of Beacon Roofing Supply, Inc.

The following table sets forth the high and low Closing Prices of this Reference Share from the first quarter of 2013 through May 30, 2018.

		High ($)	Low ($)
2013	First Quarter	39.68	33.88
	Second Quarter	42.00	35.22
	Third Quarter	42.28	34.82
	Fourth Quarter	40.70	34.09
2014	First Quarter	40.91	35.50
	Second Quarter	38.99	33.00
	Third Quarter	33.70	24.96
	Fourth Quarter	29.10	24.17
2015	First Quarter	31.30	23.21
	Second Quarter	34.01	29.72
	Third Quarter	36.61	30.08
	Fourth Quarter	43.16	33.10
2016	First Quarter	41.84	32.80
	Second Quarter	45.57	40.81
	Third Quarter	48.34	39.53
	Fourth Quarter	48.86	41.41
2017	First Quarter	50.45	43.77
	Second Quarter	51.56	47.58
	Third Quarter	51.44	39.64
	Fourth Quarter	64.19	51.96
2018	First Quarter	66.08	52.09
	Second Quarter (through May 30, 2018)	54.72	39.52

PRS-27

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

D.R. Horton, Inc.

D.R. Horton, Inc. constructs and sells single-family homes designed primarily for the entry-level and move-up markets. The company operates in the Midwest, Mid-Atlantic, Southeast, Southwest, and Western regions of the United States. It also, through its financial services operations, provide mortgage financing and title agency services to homebuyers. Its common stock trades on the NYSE under the symbol “DHI.” Information filed by this company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14122 or its CIK Code: 0000882184.

Historical Information of the Common Stock of D.R. Horton, Inc.

The following table sets forth the high and low Closing Prices of this Reference Share from the first quarter of 2013 through May 30, 2018.

		High ($)	Low ($)
2013	First Quarter	25.43	20.38
	Second Quarter	27.60	20.91
	Third Quarter	22.98	17.77
	Fourth Quarter	22.32	17.69
2014	First Quarter	24.87	20.88
	Second Quarter	24.61	21.35
	Third Quarter	25.10	20.11
	Fourth Quarter	25.58	19.49
2015	First Quarter	28.48	22.95
	Second Quarter	29.04	25.18
	Third Quarter	32.21	26.73
	Fourth Quarter	33.03	28.77
2016	First Quarter	30.72	23.23
	Second Quarter	32.00	29.10
	Third Quarter	34.41	29.92
	Fourth Quarter	30.28	27.28
2017	First Quarter	33.85	27.56
	Second Quarter	34.57	32.28
	Third Quarter	39.93	34.36
	Fourth Quarter	51.45	39.98
2018	First Quarter	52.87	41.90
	Second Quarter (through May 30, 2018)	46.56	40.58

PRS-28

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Foundation Building Materials, Inc.

Foundation Building Materials, Inc. operates as a distributor of specialty building products. The company offers wallboard and suspended ceiling systems, metal framing, commercial and industrial mechanical insulation, fasteners, tools, and drywall products. It serves customers in the United States and Canada. Its common stock trades on the NYSE under the symbol “FBM.” Information filed by this company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-38009 or its CIK Code: 0001688941.

Historical Information of the Common Stock of Foundation Building Materials, Inc.

The following table sets forth the high and low Closing Prices of this Reference Share from February 10, 2017, the date when this Reference Share began trading, through May 30, 2018.

		High ($)	Low ($)
2017	First Quarter (from February 10, 2017)	17.20	15.20
	Second Quarter	16.56	12.86
	Third Quarter	14.29	11.27
	Fourth Quarter	15.26	13.07
2018	First Quarter	16.19	13.56
	Second Quarter (through May 30, 2018)	15.35	13.80

PRS-29

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

The Home Depot, Inc.

The Home Depot, Inc. is a home improvement retailer that sells building materials and home improvement products. The company sells a wide assortment of building materials, home improvement and lawn and garden products, and provide a number of services. It operates throughout the United States, Canada, China, and Mexico. Its common stock trades on the NYSE under the symbol “HD.” Information filed by this company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08207 or its CIK Code: 0000354950.

Historical Information of the Common Stock of The Home Depot, Inc.

The following table sets forth the high and low Closing Prices of this Reference Share from the first quarter of 2013 through May 30, 2018.

		High ($)	Low ($)
2013	First Quarter	71.37	62.85
	Second Quarter	79.82	69.67
	Third Quarter	80.54	72.70
	Fourth Quarter	82.34	74.14
2014	First Quarter	82.91	74.97
	Second Quarter	81.13	75.70
	Third Quarter	93.50	79.40
	Fourth Quarter	104.97	87.85
2015	First Quarter	117.49	100.95
	Second Quarter	115.59	106.98
	Third Quarter	122.80	110.97
	Fourth Quarter	134.74	117.03
2016	First Quarter	133.43	111.85
	Second Quarter	137.51	124.67
	Third Quarter	138.77	125.45
	Fourth Quarter	137.11	119.89
2017	First Quarter	149.60	133.53
	Second Quarter	158.81	145.91
	Third Quarter	163.56	144.58
	Fourth Quarter	190.36	162.71
2018	First Quarter	207.23	171.80
	Second Quarter (through May 30, 2018)	191.08	172.51

PRS-30

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Invitation Homes Inc.

Invitation Homes Inc. provides real estate services. The company owns and operates single-family rental homes, as well as offers acquisition underwriting and execution, upfront capital investment and renovation, ongoing leasing and maintenance operations, and dispositions services. It serves customers in the United States. Its common stock trades on the NYSE under the symbol “INVH.” Information filed by this company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-38004 or its CIK Code: 0001687229.

Historical Information of the Common Stock of Invitation Homes Inc.

The following table sets forth the high and low Closing Prices of this Reference Share from February 1, 2017, the date when this Reference Share began trading, through May 30, 2018.

		High ($)	Low ($)
2017	First Quarter (from February 1, 2017)	21.92	21.83
	Second Quarter	21.93	21.63
	Third Quarter	23.53	22.65
	Fourth Quarter	24.10	23.57
2018	First Quarter	23.49	22.83
	Second Quarter (through May 30, 2018)	23.73	22.42

PRS-31

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Lennar Corporation

Lennar Corporation constructs and sells single-family attached and detached homes, as well as buys and sells residential land. The company also provides mortgage financing, title insurance, commercial real estate, investment management, and other financial services. Its common stock trades on the NYSE under the symbol “LEN.” Information filed by this company with the SEC under the Exchange Act can be located by reference to its SEC file number: 333-224499 or its CIK Code: 0000920760.

Historical Information of the Common Stock of Lennar Corporation

The following table sets forth the high and low Closing Prices of this Reference Share from the first quarter of 2013 through May 30, 2018.

		High ($)	Low ($)
2013	First Quarter	43.32	36.59
	Second Quarter	43.80	34.88
	Third Quarter	37.37	31.47
	Fourth Quarter	39.68	32.52
2014	First Quarter	44.25	36.84
	Second Quarter	41.90	37.95
	Third Quarter	42.47	35.87
	Fourth Quarter	47.42	37.55
2015	First Quarter	51.72	42.25
	Second Quarter	53.09	45.21
	Third Quarter	55.49	46.92
	Fourth Quarter	52.22	47.40
2016	First Quarter	48.27	37.73
	Second Quarter	48.57	43.41
	Third Quarter	49.07	42.11
	Fourth Quarter	45.59	40.27
2017	First Quarter	52.87	42.84
	Second Quarter	53.83	49.64
	Third Quarter	54.50	49.78
	Fourth Quarter	64.00	52.72
2018	First Quarter	71.82	56.58
	Second Quarter (through May 30, 2018)	64.00	50.87

PRS-32

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Lowe’s Companies, Inc.

Lowe’s Companies, Inc. is a home improvement retailer that distributes building materials and supplies through stores in the United States. The company offers a complete line of products and services for home decorating, maintenance, repair, remodeling, and property maintenance. Its common stock trades on the NYSE under the symbol “LOW.” Information filed by this company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-07898 or its CIK Code: 0000060667.

Historical Information of the Common Stock of Lowe’s Companies, Inc.

The following table sets forth the high and low Closing Prices of this Reference Share from the first quarter of 2013 through May 30, 2018.

		High ($)	Low ($)
2013	First Quarter	39.79	34.76
	Second Quarter	43.23	37.32
	Third Quarter	48.98	41.06
	Fourth Quarter	51.95	46.50
2014	First Quarter	50.82	44.90
	Second Quarter	49.52	44.63
	Third Quarter	54.15	47.20
	Fourth Quarter	68.80	51.21
2015	First Quarter	75.61	66.08
	Second Quarter	75.06	66.97
	Third Quarter	74.37	66.25
	Fourth Quarter	77.61	69.79
2016	First Quarter	76.02	63.40
	Second Quarter	80.76	75.01
	Third Quarter	82.94	70.81
	Fourth Quarter	76.40	65.63
2017	First Quarter	83.53	70.95
	Second Quarter	86.06	76.07
	Third Quarter	79.94	72.56
	Fourth Quarter	92.94	76.65
2018	First Quarter	107.40	83.77
	Second Quarter (through May 30, 2018)	97.42	81.48

PRS-33

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Mohawk Industries, Inc.

Mohawk Industries, Inc. designs, manufactures, sources, distributes, and markets flooring for residential and commercial applications. The Company offers carpet, ceramic tile, laminate, wood, stone, vinyl, and rugs. It markets residential and commercial flooring in the United States, and residential flooring in Europe. Its common stock trades on the NYSE under the symbol “MHK.” Information filed by this company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13697 or its CIK Code: 0000851968.

Historical Information of the Common Stock of Mohawk Industries, Inc.

The following table sets forth the high and low Closing Prices of this Reference Share from the first quarter of 2013 through May 30, 2018.

		High ($)	Low ($)
2013	First Quarter	114.59	92.74
	Second Quarter	119.53	106.08
	Third Quarter	133.52	109.03
	Fourth Quarter	148.90	124.28
2014	First Quarter	149.58	133.39
	Second Quarter	140.94	130.62
	Third Quarter	148.12	124.77
	Fourth Quarter	157.60	124.82
2015	First Quarter	186.17	152.74
	Second Quarter	194.34	173.50
	Third Quarter	211.33	176.19
	Fourth Quarter	199.85	180.75
2016	First Quarter	192.43	151.78
	Second Quarter	201.03	177.96
	Third Quarter	216.22	186.19
	Fourth Quarter	204.87	176.98
2017	First Quarter	231.90	201.74
	Second Quarter	246.65	227.15
	Third Quarter	259.69	238.34
	Fourth Quarter	284.82	249.04
2018	First Quarter	281.06	227.90
	Second Quarter (through May 30, 2018)	245.94	208.57

PRS-34

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

Toll Brothers, Inc.

Toll Brothers, Inc. builds luxury homes, serving both move-up and empty nester buyers in several regions of the United States. The company builds customized single and attached homes, primarily on land that it develops and improves. It also operates its own architectural, engineering, mortgage, title, security, landscape, insurance brokerage, and manufacturing operations. Its common stock trades on the NYSE under the symbol “TOL.” Information filed by this company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09186 or its CIK Code: 0000794170.

Historical Information of the Common Stock of Toll Brothers, Inc.

The following table sets forth the high and low Closing Prices of this Reference Share from the first quarter of 2013 through May 30, 2018.

		High ($)	Low ($)
2013	First Quarter	37.98	33.09
	Second Quarter	37.60	30.30
	Third Quarter	34.66	30.10
	Fourth Quarter	37.00	30.29
2014	First Quarter	39.55	35.00
	Second Quarter	37.27	33.66
	Third Quarter	37.44	31.16
	Fourth Quarter	35.16	29.18
2015	First Quarter	39.34	32.80
	Second Quarter	39.99	35.54
	Third Quarter	41.88	34.02
	Fourth Quarter	38.06	32.85
2016	First Quarter	32.95	24.10
	Second Quarter	29.98	25.46
	Third Quarter	31.91	26.44
	Fourth Quarter	32.98	27.06
2017	First Quarter	37.08	30.90
	Second Quarter	39.60	35.23
	Third Quarter	41.47	37.00
	Fourth Quarter	50.66	41.57
2018	First Quarter	52.54	42.67
	Second Quarter (through May 30, 2018)	44.62	39.46

PRS-35

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying Prospectus Supplement and the Prospectus and to hedge market risks of the Bank associated with its obligation to pay the amount due on the Notes.

We may hedge our obligations under the Notes by, among other things, purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the Reference Shares, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. It is possible that we could receive substantial returns from these hedging activities while the value of the Notes declines.

We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity. The hedging activity discussed above may adversely affect the value of the Notes from time to time. See “Additional Risk Factors—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price Is Likely to Adversely Affect Secondary Market Prices” and “—Certain Business and Trading Activities May Create Conflicts With Your Interests and Could Potentially Adversely Affect the Value of the Notes” in this Pricing Supplement.

PRS-36

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the Notes set forth on the cover of this Pricing Supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this Pricing Supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this Pricing Supplement.

The Bank’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Additional Risk Factors—The Bank’s Estimated Value of the Notes Will be Lower Than the Original Issue Price (Price to Public) of the Notes” in this Pricing Supplement.

PRS-37

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements the discussion in the section called “Material Income Tax Consequences—United States Taxation” in the accompanying Prospectus, and is subject to the limitations and exceptions set forth therein. Capitalized terms used in this section without definition shall have the respective meanings given such terms in the accompanying Prospectus. This discussion is only applicable to you if you are a U.S. Holder. If you are not a U.S. Holder, please consult your own tax advisor.

The following summary describes certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the Notes. This summary applies only to holders that acquire their Notes in this offering for a price equal to the original offering price, which we understand will be at par, and hold such Notes as capital assets. This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the U.S. federal government. This discussion also does not purport to be a complete analysis of all tax considerations relating to the Notes. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

U.S. Holders

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. We intend to treat the Notes as pre-paid cash-settled derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, exchange or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for Notes of a U.S. holder who acquires the Notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the Notes. We intend to treat the periodic distributions designated as interest on the Notes paid to you as ordinary income. If you use the accrual method of accounting and keep applicable financial statements, you may be required to recognize the payment of interest on the Notes before such amounts accrue for federal income tax purposes. Alternative Treatments. As noted above, there is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate.

For example, the Notes may be properly treated as a custodial arrangement under which CIBC is treated as holding the Basket on behalf of Note holders. In this case, any dividends paid on the Basket would be immediately taxable to Note holders, even though Note holders would not receive a distribution at such time. Additionally, in this case, the Internal Revenue Service could also assert that a holder should be required to treat any amounts attributable to the Participation Rate as separate investment expenses to the extent the Participation Rate is less than 100%. No deduction of any such deemed expenses would be available to a holder who is an individual, trust or estate. Such amount would correspondingly increase the amount of gain and income or decrease the amount of loss recognized by a holder with respect to an investment in the notes.

Another possible alternative treatment is that a Note could be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of a Note based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Note. You would recognize gain or loss upon the sale, call or maturity of the Note in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in the Note. In general, your adjusted basis in the Note would be equal to the amount you paid for the Note, increased by the amount of interest you previously accrued with respect to the Note. Any gain you recognize upon the sale, call or maturity of the Note would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to the Note, and thereafter would be capital loss.

PRS-38

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

If a Note is treated as a contingent payment debt instrument and you purchase a Note in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Note, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules but rather would be subject to special rules set forth in treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase a Note in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the Notes should be treated as ordinary gain or loss. In addition, it is possible that the amount an individual holder receives upon sale or maturity that is attributable to the Dividend Amount will be taxable as a dividend, which may be treated, in whole or in part, as qualified dividend income, subject to the reduced tax rate applicable to net long-term capital gains. Holders should consult their tax advisors as to the tax consequences of such characterizations and any possible alternative characterizations of the notes for U.S. federal income tax purposes.

We do not believe that the “constructive ownership transaction” rules of Section 1260 of the Code apply to this offering.

You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations.

Additional Information for U.S. Holders. For the treatment regarding other aspects of interest payments and backup withholding and information reporting considerations please see the discussion under “Material Income Tax Consequences—United States Taxation” in the accompanying Prospectus.

Foreign Account Tax Compliance Act

For information regarding the applicability of FATCA to the securities, please see the discussion under “Material Income Tax Consequences—United States Taxation—FATCA Withholding” in the accompanying prospectus. FATCA may impose a 30% withholding tax on payments of gross proceeds from the sale, exchange or redemption of property that gives rise to U.S.-source dividends or interest. Although, based on the characterization of the securities as pre-paid cash-settled derivative contracts, the securities should not be subject to FATCA, they could be subject to FATCA if they are characterized in a different manner or are subject to withholding under Section 871(m). The Internal Revenue Service recently announced in published guidance its intent to amend the regulations to extend the effective date of withholding on gross proceeds to 1 January 2019. Similarly, the Internal Revenue Service announced its intention to delay the effective date of withholding tax on “foreign passthru payments” to the later of 1 January 2019 or the date of publication of final U.S. Treasury regulations defining such term.

PRS-39

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

CERTAIN CANADIAN INCOME TAX CONSEQUENCES

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the Regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this Pricing Supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note; and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying Prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

PRS-40

Notes Linked to Raymond James Housing Industry Top Selections due December 27, 2019

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Notes from the Bank for distribution through Raymond James which will act as agent in the distribution of the Notes. The Notes sold to investors will be offered at the issue price of $1,000 per Note. CIBCWM will receive commissions from us of 1.50% of the principal amount of the Notes, or $15.00 per $1,000.00 principal amount. CIBCWM will use these commissions to pay selling concessions or fees to Raymond James of 1.50% of the principal amount of the Notes, or $15.00 per $1,000.00 principal amount for its services in connection with the distribution of the Notes. Raymond James will also receive licensing fees for its research related to the Reference Shares, as described in “Description of the Reference Shares–License Agreement”.

We will deliver the Notes on a date that is greater than two (2) business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two (2) business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Raymond James and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Raymond James and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Raymond James and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. Raymond James and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The Bank owns, directly or indirectly, all of the outstanding equity securities of CIBCWM.  In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

The Bank may use this Pricing Supplement in the initial sale of the Notes.  In addition, CIBCWM or another of the Bank’s affiliates may use this Pricing Supplement in market-making transactions in any Notes after their initial sale.  Unless CIBCWM or we inform you otherwise in the confirmation of sale, this Pricing Supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying Prospectus Supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

PRS-41